June 29, 2013 Victor P. Krauze 200 121st Ave., #104 Treasure Island, FL 33706	REPLY TO: Adam L. Rosman Group General Counsel Willis Group Holdings PLC One World Financial Center 200 Liberty Street, 7th Floor New York, NY 10281

Direct Line: 212-915-8249
E-mail: adam.rosman@willis.com

Dear Vic:

We look forward to your continuing association with Willis North America, Inc. (“WNA”), and this letter sets forth the terms of your employment from and after July 1, 2013 (the “Transition Date”).

Chairman Duties and Responsibilities: You will continue as Chairman of WNA and, as such, provide support, guidance and advice to the Chief Executive Officer of WNA. In addition, you will provide advice and services as may be reasonably requested by the Chief Executive Officer of Willis Group Holdings plc (“Willis Group”), including without limitation: (a) providing advice to the Chief Executive Officer of Willis Group and the Chief Executive Officer of WNA on strategy, people, clients and markets, (b) being available for deployment in regions or offices for short duration assignments, as reasonably agreed from time to time, (c) participating, as needed, in meetings with clients, prospects or carriers, and (d) attending, as appropriate, internal events (e.g. EPC).

You will cease all other positions that you hold with Willis Group and its subsidiaries and affiliates.

Term of Employment: The term of your employment as Chairman of WNA (the “Term”) will continue until terminated (a) by you upon no less than 90 days’ prior written notice to WNA, (b) immediately by WNA for Good Cause (as defined in your Offer of Promotion dated April 8, 2011), (c) by WNA without Good Cause upon no less than 90 days’ prior written notice to you (but in no event earlier than April 1, 2014) or (d) immediately upon your death or disability (as defined in WNA’s long-term disability benefits plan).

Employment Status: During the Term you will continue as an employee of WNA and will provide services consistent with your position as Chairman and as may be reasonably requested from time to time by the CEO of Willis Group. Such services are not expected to exceed 20% of the average level of bona fide services you performed for Willis Group over the immediately preceding 36 months; however, you may be required to perform services exceeding such level, as needed. Nonetheless, due to our expectation as to your reduced level of services, you will be treated, solely for purposes of payment of any deferred compensation to you, as having a separation from service with Willis Group as of the date of your change in role (i.e., July 1,

Willis Group Holdings PLC Grand Mill Quay Barrow Street Dublin 4 Ireland

Vic Krauze

June 29, 2013

2013). Accordingly, the six-month deferral period for the payment of deferred compensation upon a separation from service that is required by Section 409A of the federal tax code (“Section 409A”) will commence as of such date, and any deferred compensation to which you are entitled may be paid six months and one day following the date of your separation from service within the meaning of Section 409A. Consistent with the foregoing, in the event that the required deferral period under Section 409A has not expired by January 3, 2014 (six months and one day following the date of your change in role), as determined by you in consultation with your counsel, you shall notify WNA and the payment date of your deferred compensation shall be deferred accordingly in compliance with Section 409A.

Compensation and Employee Benefits: During the Term you will receive base salary at a rate of $700,000 per year. In the unlikely event that you perform services that exceed 30% of the average level of bona fide services you performed for Willis Group over the 36 months immediately preceding the date hereof, you will be compensated accordingly.

You shall be eligible for consideration of a bonus in respect of 2013, if any, as determined by the CEO of Willis Group in his sole discretion.

In addition, during the Term you and your spouse will continue to be eligible to receive medical coverage and, subject to the plan eligibility requirements for part-time employees, participate in all other health and welfare plans. Pursuant to their terms (other than terms providing for an earlier date of expiration of the period of exercisability), your outstanding stock options will remain exercisable until the earlier of (a) 90 days following the expiration of the Term and (b) the expiration of the term of such stock options.

Additional Benefits: Subject to your execution of a general release of claims in the form attached hereto no later than 30 days following the date hereof, you will be entitled to the following: (a) 12 months of severance ($700,000) payable in equal semi-monthly installments over the twelve month period beginning six months and one day following the date of your separation from service, (b) reimbursement for COBRA coverage during the 12 month period following the expiration of the Term payable in equal semi-monthly installments, (c) all deferred compensation and deferred cash awarded to you will vest in full and will be payable in lump sum six months and one day following the date of your separation from service, (d) all of your outstanding equity awards will immediately vest in full, provided, that, the settlement of your unvested restricted stock units which would otherwise have been settled after March 15, 2014 and payment with respect to your deferred cash awards that would otherwise have been paid after March 15, 2014 will, in each case, be delayed until six months and one day following the date of your separation from service, and (e) any retention requirements applicable to the shares underlying your equity awards will be waived. Further, you will be required to execute a second general release of claims in the form attached within 30 days following the expiration of the Term.

Office Location; Administrative Assistant; Reimbursement of Expenses: During the Term you will be provided with (a) an office at WNA’s Tampa, Florida branch and (b) support of one administrative assistant who will be subject to your reasonable approval. You may use visitor offices at WNA’s New York, New York branch and other locations, as needed. In addition, during the Term you will be reimbursed for normal and customary business expenses and reasonable business travel in accordance with company policy, including the cost of an apartment in New York City unless a sublet is arranged.

Vic Krauze

June 29, 2013

Section 409A: The intent of the parties is that payments and benefits hereunder are either exempt from or comply with Section 409A and, accordingly, this letter agreement will be interpreted to that end.

In accordance with company policy, if any payment or benefit provided hereunder in connection with your separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a “specified employee” as defined in Section 409A, no part of such payment or benefit will be paid or provided before the day that is six months plus one day after the date of your separation from service or, if earlier, your death (the “New Payment Date”). Any such payments or benefits that otherwise would have been paid or provided to you prior to the New Payment Date will be paid or provided to you in a lump sum on the New Payment Date.

Further, in accordance with company policy, any reimbursements for costs and expenses will be paid in accordance with Company policy and, in order to comply with Section 409A, in no event later than the end of the calendar year following the calendar year in which you incur such cost or expense. Except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

Miscellaneous: This letter agreement supersedes your Second Restated Employment Agreement including your Offer of Promotion attached thereto, effective as of December 3, 2010 (your “Employment Agreement”) and the First Amendment to your Offer of Promotion, dated as of October 16, 2012; provided, that, all non-competition, non-solicitation, confidentiality and other restrictive covenants by which you are bound, including those contained in Section 2 through Section 5 of you Employment Agreement, will remain in effect during the Term and, if so provided, thereafter in accordance with the terms of such covenants. For the avoidance of doubt, your termination of employment will occur upon the expiration of the Term for purposes of all such covenants.

We would like to thank you for your continued commitment and contributions to Willis. Please sign and date this letter agreement as indicated below.

On behalf of WNA,

/s/ Adam L. Rosman

Adam L. Rosman

Group General Counsel

Vic Krauze

June 29, 2013

Accepted and Agreed:

/s/ Victor P. Krauze
Victor P. Krauze

7/1/13
Date

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